CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Medical Alarm Concepts Holding, Inc.

Gentlemen:

We consent to the use in this Registration Statement on Form S-1 of our report dated December 18, 2015 relating to the financial statements of Medical Alarm Concepts Holding, Inc. and to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Paritz & Company, P.A.

Hackensack, New Jersey

June 1, 2016